n e w s r e l e a s e Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY  40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644
e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
e-mail: Tnoland@humana.com

Humana Continues to Build Upon Proven Strategy
Following Termination of Merger with Aetna;
Provides 2017 Financial Guidance;
Announces Capital Deployment Plans

•	The company is continuing to build upon its integrated care delivery strategy to intensify its focus on the rapidly growing Medicare Advantage population and deepen its Healthcare Services platform
•	Full-year 2017 earnings per diluted common share guidance of $16.65 to $16.85 GAAP; Adjusted EPS guidance of $10.80 to $11.00
•	Company to exit its Individual Commercial business January 1, 2018
•	New share repurchase authorization includes plan for first quarter 2017 $1.5 billion accelerated share repurchase with $500 million in additional repurchases through remainder of 2017
•	Cash dividend of $0.40 per share declared, a nearly 40 percent increase from prior dividend of $0.29 per share

LOUISVILLE, KY (February 14, 2017) – Humana Inc. (NYSE: HUM) today announced the mutual termination of its merger agreement with Aetna Inc. (Aetna), following a ruling from the United States District Court for the District of Columbia granting a United States Department of Justice request to enjoin the merger.  Under the terms of the merger agreement, Humana is entitled to a breakup fee of $1 billion, or approximately $630 million, net of tax.

“The healthcare industry is in a dynamic state, and the public is looking to companies like Humana to improve the cost of care and the consumer experience,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer.  “As an independent company, we will continue to innovate and sharpen our focus on the local healthcare experience of all our members, especially seniors living with chronic conditions.  Our strategy not only improves the value we bring to members, doctors and other healthcare professionals, but it also helps reduce costs and enhances the growth platform for both our health plans and our Healthcare Services businesses, thus positioning us well for long-term, sustainable growth.”

Broussard added, “We are very proud of the tremendous effort and commitment of our associates during this extended period of uncertainty and their continuing focus and dedication to helping our members achieve their best health.”

Strategic Update

As an independent company, Humana will continue to build upon its integrated care delivery strategy by intensifying its focus on people living with chronic conditions – particularly those aging into or already in Medicare Advantage or dual eligible plans.  This population is fast-growing, with greater than 85 percent of seniors having at least one chronic condition and 65 percent having multiple chronic conditions (a).  To further advance this strategy, the company will maintain its employer group customer focus, continuing to establish relationships with Medicare age-ins, while leveraging its clinical and operating platforms and furthering partnerships with doctors and other healthcare professionals.  This brings value-added capabilities to the company’s employer group customers, particularly small to mid-size employers.

As the company’s business model demonstrates, when Humana integrates care with doctors and other healthcare professionals and serves members outside of traditional institutions, its members’ health improves, care is more cost-effective, and consumers are more engaged.  These are key drivers to enabling more affordable healthcare for consumers and facilitating higher Star quality ratings, while also improving financial performance.

Humana is enhancing its integrated care delivery strategy in several key areas to further enable a rich, locally delivered healthcare experience for members, by doing the following:

•	Increasing risk-based arrangements through expanding partnerships with risk providers, offering sophisticated population health technology and services, and expanding primary care clinics.
•	Expanding complementary clinical capabilities that assist members outside of the doctors’ offices and institutions, with focus on home health services, local pharmacy access and behavioral health.
•
Integrating technology between healthcare professionals, members and Humana together with advanced analytics to simplify the experience, eliminate “friction points”, increase transparency and make access to care more convenient.

“By extending and expanding the local capabilities of our Healthcare Services businesses and supporting doctors and other healthcare professionals with innovative and unsurpassed population-health tools, we believe we can remove barriers for our members.  This will help them achieve their best health by enabling a more simplified healthcare experience – one that combines the lifestyles of our members and the clinical aspects so critical to improving lifelong health and well-being,” said Broussard.  “We believe this will, in turn, continue to drive growth across the enterprise and favorable returns for our stockholders.”

The company will continue its practice of evaluating its portfolio of businesses to ensure focus on those lines of business where its integrated care delivery strategy can add value for health plan members, healthcare professionals and its government program and employer group customers.

Regarding the company’s individual commercial medical coverage (Individual Commercial), substantially all of which is offered on-exchange through the federal Marketplaces, Humana has worked over the past several years to address market and programmatic challenges in order to keep coverage options available wherever it could offer a viable product.  This has included pursuing business changes, such as modifying networks, restructuring product offerings, reducing the company’s geographic footprint and increasing premiums.

All of these actions were taken with the expectation that the company’s Individual Commercial business would stabilize to the point where the company could continue to participate in the program.  However, based on its initial analysis of data associated with the company’s healthcare exchange membership following the 2017 open enrollment period, Humana is seeing further signs of an unbalanced risk pool.  Therefore, the company has decided that it cannot continue to offer this coverage for 2018.  Through the remainder of 2017, Humana remains committed to serving its current members across 11 states where it offers Individual Commercial products.  And, as it has done in the past, Humana will work closely with its state partners as it navigates this process.

Capital Deployment Plans

The company today also announced strategic changes to its capital deployment plans to increase its return of capital to stockholders and to create capacity for strategic investments.

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The company’s Board of Directors has declared a cash dividend to stockholders of $0.40 per share, payable on April 28, 2017, to stockholders of record on March 31, 2017, an increase of 38 percent from the prior quarter’s cash dividend of $0.29 per share.

•
Humana anticipates share repurchases totaling at least $2.00 billion in 2017, to be accomplished through a variety of means, including a $1.50 billion accelerated share repurchase program in the first quarter of 2017, and open-market repurchases, with at least $500 million in additional share repurchases through the remainder of the year, subject to market conditions.   To that end, the company’s Board of Directors has approved a new share repurchase authorization in the aggregate amount of $2.25 billion, expiring December 31, 2017.

•
The company remains committed to a solid balance sheet and an investment grade rating, which provide the capacity and flexibility to invest in growth opportunities.  Humana is likely to access the capital markets in the coming months, depending upon market conditions, raising its debt-to-capital ratio to within the range of 30 to 35 percent.  The higher debt-to-capital ratio has been anticipated in the company’s financial guidance for the year ending December 31, 2017 (FY17).  The company also noted that it would consider going above that range, temporarily, if needed for strategic purposes.

Investor Day 2017

Humana also announced its intention to host an Investor Day in New York, NY on April 25, 2017, where it will provide more detail on the company’s strategic actions and its financial prospects. Specific details for that event will be announced at a later date.

2017 Financial Guidance

Humana provided its Generally Accepted Accounting Principles (GAAP) and Adjusted EPS guidance for FY17 as detailed below.  GAAP and Adjusted results for the year ended December 31, 2016 (FY16) are shown below for comparison.  Adjusted FY16 results have been recast to exclude the Individual Commercial business given the company’s decision to no longer offer these products beginning in 2018, as discussed above.

Diluted earnings per common share	FY17 Guidance (b)	FY16 Recast (c)
GAAP	$16.65 to $16.85	$4.07
Net (gain) expenses associated with the now-terminated transaction with Aetna (for FY17, primarily the break-up fee)	(~4.32)	0.64
Amortization of identifiable intangibles	~0.31	0.32
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact	(~2.14)	-
Write-off of risk corridor receivables (d)	-	2.43
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business (e)	-	2.11
Estimated guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	~0.13	-
FY16 Adjusted (non-GAAP) – as reported	-	$9.57
Operating losses associated with the Individual Commercial business given the company’s planned exit on January 1, 2018; FY16 excludes losses associated with the write-off of risk corridor receivables	~0.17	1.37
Adjusted (non-GAAP) – FY17 projected; FY16 as recast	$10.80 - $11.00	$10.94

The company has included financial measures throughout this earnings release that are not in accordance with GAAP.  Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance.  Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes.  Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

 “Our results for 2016 demonstrated Humana’s ability to maintain operational discipline and advance our strategy during periods of uncertainty and change,” said Brian A. Kane, Senior Vice President and Chief Financial Officer for Humana.  “As we head into 2017, this experience increases our confidence that we will continue to drive increased consistency and sustainability of earnings, as well as top and bottom line growth.”

Factors expected to impact the company’s projected FY17 earnings growth include:

Midpoints of FY17 estimated ranges used for simplicity	Pretax (in millions)	EPS
FY16 Adjusted – as reported	$2,821	$9.57
Operating losses associated with the Individual Commercial business given the company’s planned exit on January 1, 2018; excludes FY16 losses associated with the write-off of risk corridor receivables	291	1.37
FY16 Adjusted – as recast	$3,112	$10.94
Excess prior period development not expected to recur in FY17, primarily Medicare Advantage (f)	(~180)	(~0.74)
FY16 Baseline	~$2,932	~$10.20
Projected changes versus the prior year include:
Retail Segment primarily reflecting:
• Individual Medicare Advantage: (1) higher projected pretax margins approaching the company’s target pretax margin range of 4.5 to 5.0 percent and (2) a projected net increase in individual Medicare Advantage membership in the range of 30,000 to 40,000

• Group Medicare Advantage: (1) a net increase in group Medicare Advantage membership in the range of 70,000 to 80,000 more than offset by (2) margin pressure associated with the competitive environment

• Stand-alone PDP: (1) strong membership growth more than offset by (2) a competitive pricing environment

• State-based contracts primarily reflecting (1) a more favorable Florida rate environment and (2) management operating initiatives

~170
Group Segment primarily reflecting (1) consistent pricing discipline and (2) continued focus on cost structure optimization	~30
Healthcare Services Segment primarily reflecting the offsetting impacts of:
• Humana Pharmacy Services: (1) higher projected health plan membership, (2) higher anticipated mail-order penetration and (3) improvements in operating cost structure

• Other Healthcare Services businesses: (1) lower projected earnings in the company’s provider assets, (2) optimization of the company’s clinical programs and (3) continued investments in integrated care delivery capabilities

Relatively unchanged
Other changes (primarily investment income and interest expense)	(~85)
Total projected changes	~115	~0.38
Lower projected weighted average share count primarily due to anticipated share repurchases		~0.32
Projected FY17 Adjusted	~$3.05 billion	~$10.90

In accordance with GAAP unless otherwise noted	FY17 Projections As of February 14, 2017	Comments
Diluted earnings per common share (EPS)	GAAP $16.65 to $16.85 Adjustments (5.85) Non-GAAP $10.80 to $11.00	• See footnote (b) for detail of non-GAAP adjustments
Total revenues	Consolidated $53.5 billion to $54.5 billion Retail segment $45.75 billion to $46.25 billion Group segment $7.00 billion to $7.50 billion Healthcare Services segment $25.50 billion to $26.00 billion
• Consolidated and segment-level revenue projections include expected investment income
• Segment-level revenues include amounts that eliminate in consolidation
• Retail segment revenues include ~$980 million in revenues associated with the Individual Commercial business (ACA compliant and non-ACA compliant combined)

Change in year-end medical membership from prior year end
• Individual Medicare Advantage: Up 30,000 to 40,000 (including loss of ~50k members associated with plan exits for 2017)
• Group Medicare Advantage: Up 70,000 to 80,000
• Medicare stand-alone PDP: Up 320,000 to 340,000
• Individual Commercial: Down 530,000 to 550,000
• Group commercial fully- insured: Down 55,000 to 65,000

Benefit ratios	Retail segment: 86.0% to 86.5% Group segment: 80.5% to 81.5%	• Ratio calculation: benefits expense as a percent of premium revenues • No material impact anticipated from non-GAAP adjustments
Consolidated operating cost ratio	11.25% to 11.75%
• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income

• No material impact anticipated from non-GAAP adjustments

• Net gain on terminated transaction to be presented separately from operating costs; therefore, not included in the ratio

Segment pretax results	Retail segment: $1.75 billion to $1.80 billion Group segment: $265 million to $285 million Healthcare Services segment: $1.00 billion to $1.10 billion
• Retail segment projected pretax results include the impact of ~$45 million in losses associated with the Individual Commercial business

• No material impact anticipated from non-GAAP adjustments on segment-level results for the Group and Healthcare Services segments

Effective tax rate	GAAP 36% to 37% Adjustments ~11.0% Non-GAAP 47% to 48%	• See footnote (b) for detail of non-GAAP adjustments
Weighted average share count for diluted EPS	146 million to 147 million	• Includes impact of projected share repurchases
Cash flows from operations	$2.8 billion to $3.2 billion	• Includes impact of transaction break-up fee, net of tax
Capital expenditures	$550 million to $600 million

Conference Call and Webcast

Humana will host a conference call and webcast to discuss the announcements in this press release at 4:45 p.m. eastern time today.

The webcast may be accessed via Humana’s Investor Relations page at humana.com.  The company suggests those listening over the web sign on approximately 15 minutes in advance of the call.  The company suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed.

For those unable to listen in to the live call, the call replay may be accessed the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast.  Telephone replays will be available from 8:15 p.m. eastern time on February 14, 2017 until midnight eastern time on April 14, 2017 and can be accessed by dialing 855-859-2056 and providing the conference ID # 72762971.

Footnotes

(a)	Chronic condition charts 2014, https://www.cms.gov/Research-Statistics-Data-and-Systems/Statistics-Trends-and-Reports/Chronic-Conditions/Chartbook_Charts.html

(b)	FY17 Adjusted EPS projections exclude the following:
•	Operating losses of approximately $45 million pretax, or $0.17 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018.
•
Net gain from termination of transaction with Aetna of approximately $945 million pretax, or $4.32 per diluted common share; includes the break-up fee from Aetna, Humana’s portion of the break-up fee associated with the Molina Healthcare, Inc. and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible.

•	Amortization expense for identifiable intangibles of approximately $71 million pretax, or $0.31 per diluted common share.
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The one-year beneficial effect of a lower effective tax rate of approximately $2.14 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact.

•
Estimated guaranty fund assessment expense of approximately $30 million pretax, or $0.13 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company).

(c)	FY16 Adjusted EPS (Recast) excludes the following:
•	Operating losses of $291 million pretax, or $1.37 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018.
•	Pretax transaction and integration costs of $104 million, or $0.64 per diluted common share, associated with the then-pending transaction with Aetna.
•	Pretax amortization expense associated with identifiable intangibles of $77 million, or $0.32 per diluted common share.
•	The pretax write-off of approximately $583 million, or $2.43 per diluted common share, in receivables associated with the risk corridor premium stabilization program. See related footnote (d).
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Pretax expenses of $505 million, or $2.11 per diluted common share, of reserve strengthening related to the company’s non-strategic closed block of long-term care insurance business.  See related footnote (e).

(d)
On November 10, 2016, the U.S. Court of Federal Claims ruled in favor of the government in one of a series of cases filed by insurers against the Department of Health and Humana Services (HHS) to collect risk corridor payments, rejecting all of the insurer’s statutory, contract and Constitutional claims for payment. The company had maintained the receivable in previous periods in reliance upon the interpretation previously promulgated by HHS that the risk corridor receivables were obligations of the U.S. government. Given this court decision, however, the company’s conclusion with respect to the ultimate collectability of the receivable has shifted, and accounting rules required that the receivable be written off. Land of Lincoln Mutual Health Insurance Company v. United States; United States Court of Federal Claims No. 16-744C.

(e)
As noted above, in addition to previously-disclosed adjustments, EPS for FY16 included a strengthening of reserves for the company’s non-strategic closed block of long-term care business.  In connection with its acquisition of KMG America in 2007, the company acquired a non-strategic closed block of long-term care insurance policies.  These policies were sold between 1995 and 2005, of which approximately 30,800 remained in force as of December 31, 2016.  During the fourth quarter of 2016, the company recorded a reserve strengthening for this closed block of policies as it determined the present value of future premiums, together with its existing reserves were not adequate to provide for future policy benefits.  This adjustment was primarily driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment and an increase in policyholder life expectancies.

(f)
The company’s reserving practice is to consistently recognize the actuarial best estimate of its ultimate benefits expense.  Actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development related to the prior year. In FY16, the company experienced prior period reserve development that exceeded what it would expect in a typical year primarily due to higher than normal claim recoveries.

Cautionary Statement

This news release includes forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward‐looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

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The merger agreement with Aetna Inc. has affected and may in the future, materially and adversely affect our results of operations, due to continuing liability for transaction costs, diverted management attention to transaction and integration planning efforts, customer uncertainty over when or if the merger would be completed, certain restrictions on the conduct of Humana’s business prior to termination of the merger agreement, and other uncertainties that have impaired Humana’s ability to retain, recruit and motivate key personnel.

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If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. We continually review estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and make necessary adjustments to our reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves we may establish, including premium deficiency reserves, may be insufficient.  In addition, there can be no guarantees that the reconsideration that Humana filed with respect to certain of the Company’s Star rating measures for the 2018 bonus year will be successful, that operational measures Humana may take will successfully mitigate any negative effects of Star quality ratings for the 2018 bonus year, or that Humana will not experience a decline in membership growth for 2017 or 2018 as a result of the Company’s 2018 bonus year Star ratings.

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If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

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If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

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Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

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As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

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The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s  Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows.  Additionally, potential legislative changes, including activities to repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative changes may occur cannot be predicted with certainty.

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Humana’s continued participation in the federal and state health insurance exchanges, which entail uncertainties associated with mix, volume of business and the operation of premium stabilization programs that are subject to federal administrative action, could adversely affect the company’s results of operations, financial position and cash flows.

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Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward‐looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward‐looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward‐looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10‐K for the year ended December 31, 2015;
•	Form 10‐Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016;
•	Form 8‐Ks filed during 2016 and 2017.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:
•	Annual reports to stockholders
•	Securities and Exchange Commission filings
•	Most recent investor conference presentations
•	Quarterly earnings news releases and conference calls
•	Calendar of events
•	Corporate Governance information